Calculation of Filing Fee Tables

Form S-8
(Form Type)

The Alkaline Water Company Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price(3)	Fee Rate	Amount of Registration Fee
Equity	Common Stock	457(h)	5,000,000(2)	$0.15875	$793,750	0.00011020	$87.48
Total Offering Amounts					$793,750		$87.48
Total Fee Previously Paid							-
Total Fee Offsets							-
Net Fee Due							$87.48

(1)

An indeterminate number of additional shares of common stock shall be issuable pursuant to Rule 416 under the Securities Act of 1933 to prevent dilution resulting from stock splits, stock dividends or similar transactions and in such an event the number of shares registered shall automatically be increased to cover the additional shares in accordance with Rule 416.

(2)

Consists of up to additional 5,000,000 shares of our common stock issued and issuable pursuant to our 2020 Equity Incentive Plan. Our 2020 Equity Incentive Plan provides for the grant of stock options covering a maximum of 9,000,000 shares of our common stock and the grant of non-stock option awards covering a maximum of 9,650,000 shares of our common stock, 13,650,000 of which have been previously registered under a registration statement on Form S-8 (Registration No. 333-237876) filed on April 28, 2020 and a registration statement on Form S-8 (Registration No. 333-262188) filed on January 14, 2022.

(3)

Estimated in accordance with Rule 457(h) under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee, and based on the average of the high and low prices per share ($0.1624 high and $0.1551 low) for our common stock on December 16, 2022, as reported on the Nasdaq Capital Market.